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                                                                    Exhibit 99.2

                       NISSAN MOTOR ACCEPTANCE CORPORATION

                              OFFICER'S CERTIFICATE

            The undersigned, Joji Tagawa, Treasurer of NISSAN MOTOR ACCEPTANCE CORPORATION, a California corporation (the "Company"), does hereby certify, in his capacity as such corporate officer, as follows:

            (1) The undersigned has caused a review of the activities of the Company, in its capacity as Servicer, during the period November 13, 2003 through March 31, 2004, and of its performance pursuant to that certain Sale and Servicing Agreement, dated as of November 13, 2003 (the "Agreement"), by and among the Company, Nissan Auto Receivables Corporation II, as Seller, and Nissan Auto Receivables 2003-C Owner Trust, as Issuer, to be conducted under his supervision; and

            (2) To the best of the undersigned's knowledge, based upon such review, the Company has fulfilled all of its obligations under the Agreement for the period November 13, 2003 through March 31, 2004.

            This Officer's Certificate is being furnished to Wilmington Trust Company, as Owner Trustee, Wells Fargo Bank Minnesota, National Association, as Indenture Trustee, Standard & Poor's Ratings Services and Moody's Investors Service, Inc., as required by Section 4.09(a) of the Agreement.

            IN WITNESS WHEREOF, I have set my hand effective as of the 31st day of March, 2004.

                                             /s/ Joji Tagawa
                                             ----------------------------------
                                             Joji Tagawa
                                             Treasurer

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